Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 (File No. 333-137881) of Immunosyn Corporation, filed with the Securities and Exchange Commission on October 6, 2006, as amended November 3, 2006 and December 22, 2006, of our report dated March 30, 2010  relating to the financial statements which appear in this Form 10-K.

/s/ MaloneBailey, LLP
Houston, TX
April 14, 2010